As filed with the United States Securities and Exchange Commission on August 4, 2025.

Registration No. 333-259562

Registration No. 333-253969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-259562

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-253969

UNDER

THE SECURITIES ACT OF 1933

E2open Parent Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-1874570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14135 Midway Road, Suite G300

Addison, Texas 75001

(866) 432-6736

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Cartledge

14135 Midway Road, Suite G300

Addison, Texas 75001

866-432-6736

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

George F. Schoen

G.J. Ligelis Jr.

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

(212) 474-1000

Approximate date of commencement of proposed sale to the public: N/A. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by E2open Parent Holdings, Inc. (the “Registrant”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement that is the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (333-259562) filed with the SEC on June 17, 2022, pertaining to the registration for resale (A) by shareholders of BluJay Topco Limited (“BluJay”) of up to 72,383,299 shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), issued in connection with the Share Purchase Deed, dated as of May 27, 2021 (as may be amended from time to time in accordance with the terms thereof), (B) by certain investors, including certain existing stockholders of the Registrant (the “BluJay PIPE Investors”) of up to 28,909,022 shares of Class A Common Stock issued in exchange for aggregate gross proceeds of $300.0 million to the BluJay PIPE Investors in connection with the BluJay acquisition, (C) of 133,323 shares of Class A Common Stock issued pursuant to a purchase price adjustment in accordance with the Business Combination Agreement entered into on October 14, 2020 (the “Business Combination Agreement”), and (D) of up to 103,929 shares of Class A Common Stock issuable upon the exchange of common units of E2open Holdings, LLC issued pursuant to a purchase price adjustment in accordance with the Business Combination Agreement and the surrender and cancellation of a corresponding number of shares of Class V Common Stock of the Registrant.

•

Registration Statement that is the Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (333- 253969) filed with the SEC on June 17, 2022, pertaining to the registration (A) of the issuance by the Registrant of up to 29,079,972 shares of Class A Common Stock that may be issued upon exercise of warrants to purchase Class A Common Stock (including public warrants, private placement warrants and forward purchase warrants) at an exercise price of $11.50 per share of Class A Common Stock, and (B) for resale of (i) up to 215,045,300 shares of Class A Common Stock and (ii) up to 15,280,000 private placement warrants and forward purchase warrants.

Effective August 3, 2025, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of May 25, 2025, by and among the Registrant, E2open Holdings, LLC, a Delaware limited liability company (“Holdings”), WiseTech Global Limited, an Australian public company limited by shares (“Parent”), Emerald Parent Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Company Merger Sub”) and Emerald Holdings Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings Merger Sub”), Company Merger Sub merged with and into the Registrant (such merger, the “Company Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent and Holdings Merger Sub merged with and into Holdings, with Holdings surviving as a wholly owned subsidiary of Parent (such merger, the “Holdings Merger” and together with the Company Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on August 4, 2025.

E2open Parent Holdings, Inc. (Registrant)

By:	/s/ Andrew Cartledge
Name: Andrew Cartledge
Title: President & Treasurer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.